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                                                                  EXHIBIT (c)(4)

                      [WESTBRAE NATURAL, INC. LETTERHEAD]

                                August 20, 1997

The Hain Food Group
50 Charles Lindbergh Blvd.
Uniondale, NY  11533

Attention:  Irwin Simon, President and
            Andrew R. Heyer, Chairman of the Board

Gentlemen:

          In connection with your consideration of a possible transaction with Westbrae Natural, Inc. (collectively with any subsidiaries, the "Company") or its shareholders pursuant to which you would, among other things, tender for, merge with or purchase all of the outstanding stock or all or substantially all of the assets of the Company, or any similar transaction (the "Transaction"), you have requested financial and other information concerning the business and affairs of the Company. In consideration of furnishing you and your directors, officers, employees, agents, advisors and financing sources (collectively, "Representatives") such financial and other information, you agree to treat, and to cause your Representatives to treat, such information furnished to you by or on behalf of the Company or its Representatives and all analyses, compilations, studies and other material containing or reflecting, in whole or in part, any such information whether prepared by the Company, you and/your Representatives (collectively, "Evaluation Material"), as follows:

          1. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to any third party or used by you for any purpose other than to evaluate a possible Transaction.

          2. The term "Evaluation Material" does not include any information which (a) has been made public other than by acts by you or your Representatives in violation of this Agreement or (b) becomes available to you on a nonconfidential basis from a source that is entitled to disclose it on a nonconfidential basis.
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          3.   You agree that the Evaluation Material will be used solely for the purpose of evaluating the Transaction. You agree not to disclose any of the Evaluation Material to any of your employees, officers, directors or affiliates or to any third party without the prior written consent of the Company, except that you may disclose the Evaluation Material or portions thereof solely to such of your employees, officers, and directors and to such employees, officers, directors of your Representatives who need to know such information (and who agree to use such information solely) for the purpose of evaluating the Transaction, which individuals shall agree to be bound by this Agreement and not to use or disclose any of the Evaluation Material to any other party. You agree that you will be responsible for any breach of this Agreement by any of your Representatives.

          4. In the event that you or your Representatives are requested in any proceeding to disclose any Evaluation Material, unless prohibited by law, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, you or your Representatives are nonetheless legally compelled to disclose such information to the extent compelled to do so in such proceeding, without liability hereunder, you will, unless prohibited by law, give the Company written notice of the information to
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               be disclosed as far in advance of its disclosure as is
               practicable.

          5. Without the prior written consent of the Company, you and your Representatives will not disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect to any such possible transaction including the status thereof, or the subject matter of this agreement; provided, that you may make such disclosure if you have received an opinion of counsel that such disclosure must be made by you in order that you not commit a violation of law.

          6. You understand and agree that the Company shall be free to conduct the process relating to the Transaction as it in its sole discretion shall determine (including, without limitation, negotiating with any prospective party and entering into an agreement to effect a Transaction without notice to you or any other person) and, (ii) any procedures relating to any such Transaction may be changed by the Company at any time without notice to you or any other person.

          7. In the event that a Transaction is not consummated, neither you nor any of your Representatives without the prior written consent of the Company, shall use any of the Evaluation Material for any purposes and you will promptly return to the Company upon written request all copies of all Evaluation Material furnished to you or your Representatives and will return or destroy all analyses, compilations, studies and other material prepared by you or your Representatives based in whole or in part on the Evaluation Material.

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          8.   You understand that neither the Company nor any of its
               Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material and you agree that neither the Company nor any of its Representatives shall have any liability to you or any other party resulting from any use or reliance on the Evaluation Material. Only such representatives and warranties and other terms and conditions of a definitive Purchase Agreement, when, as and if it is executed and delivered (and subject to the restrictions and conditions specified therein) shall have any legal effect.

          9. You agree that for a period of one year from the date hereof neither you nor any of your affiliates or agents without the prior written consent of the Company, shall hire or solicit the employment of any person who is at said date the time an employee or representative of the Company.

          10. You agree that money damages would not be a sufficient remedy for any breach of this Agreement by you or any of your Representatives, and that, in addition to all other remedies, the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. You shall be responsible for any breach of this Agreement by any of your Representatives. If any legal proceeding is commenced by the Company to enforce this Agreement as a result of the breach or threatened breach of any provision hereof by you or any of your Representatives, the Company shall be entitled to reasonable attorney's fees and expenses in addition to any damages to which it may be entitled.

          11. No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder. No provision of this Agreement may be waived or amended not any consent given except by a writing signed by a duly authorized representative of each party, which specifically refers to this Agreement and the provision so amended or for which such waiver or consent is given.

               In case any provision of this agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the agreement shall not in any way be affected or impaired thereby.

          12. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to choice of law doctrines. Each party hereto consents to personal jurisdiction in such State and voluntarily submits to the jurisdiction of the courts of such State in any action or proceeding with respect to this Agreement, including the Federal District courts of such State. You agree that you may be served with process at your address set forth on the first page hereof.
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All inquiries, requests for information and other communications with the
Company shall be made through B. Allen Lay or Stephen Schorr. Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below and returning it to us.

                                        Very truly yours,



                                        By: /s/ STEPHEN SCHORR
                                            ---------------------
                                        Name:  Stephen Schorr
                                        Title: Vice President,
                                               Finance
EXECUTED AND AGREED

This 22nd day of August, 1997

THE HAIN FOOD GROUP

BY:  /s/ Jack Kaufman
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ITS: Chief Financial Officer
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